 Exhibit 10.1

JEFFERSON SMURFIT CORPORATION
SUPPLEMENTAL INCOME PENSION PLAN II

ARTICLE I
ESTABLISHMENT AND PURPORSE

1.1                                 Establishment.  Smurfit-Stone Container Enterprises, Inc., the successor by merger and name change to Jefferson Smurfit Corporation (U.S.) (the “Company”) established the Jefferson Smurfit Corporation Supplemental Income Pension Plan effective as of July 28, 1988, and the Jefferson Smurfit Corporation Supplemental Income Pension Plan II effective as of January 1, 1993.  Effective April 1, 1996, the Jefferson Smurfit Corporation Supplemental Income Pension Plan was merged into the Jefferson Smurfit Corporation Supplemental Income Pension Plan II (the “Supplemental Plan”) and the Supplemental Plan was amended in its entirety.  Effective October 1, 2006 (the “Effective Date”), the Supplemental Plan is amended and restated in its entirety, with respect to eligible individuals who are in the employ of an Employer adopting the Supplemental Plan from and after the Effective Date, in the form set forth herein.

1.2                                 Purpose.  The Supplemental Plan is intended to provide certain unfunded deferred compensation benefits to individuals who are selected to become Participants in the Supplemental Plan by the Board of Directors.

ARTICLE II
DEFINITIONS

2.1                                 (a)           “Accrued Benefit” means, as of a specified date, a monthly benefit commencing at Normal Retirement which equals 1/12th of the sum of (1) and (2):

1)             For service earned prior to January 1, 2007:  the sum of X plus Y, where X equals 2.5% of a Participant’s Final Average Earnings multiplied by the Participant’s Years of Service up to a maximum of 20 and Y equals 1% of a Participant’s Final Average Earnings multiplied by the Participant’s Years of Service in excess of 20. This amount shall be reduced by the same portion of such Participant’s estimated primary social security benefit as was calculated for purposes of offsetting such Participant’s accrued benefit under the Pension Plan.

2)     For service earned after December 31, 2006: Benefit determined under (1) based on service after December 31, 2006 and then prorated by the ratio of the benefit under the Universal Plan Document formula to the benefit under the Pension Plan had the formula not been changed to the Universal Plan Document formula. All benefits in this calculation are based solely on service earned after December 31, 2006.

The amount determined above shall be reduced by any benefit payable to the Participant under the terms of the Pension Plan and the Universal Plan Document computed as of the Participant’s Normal Retirement Date, or if later as of the date the individual retires, determined under the Normal Form.

(b)           “Actuarial Equivalent” means a benefit or benefits which are of equal value at the date of determination to the benefits for which they are to be substituted.  For purposes of the Supplemental Plan, Actuarial Equivalence shall be based on the same factors used in connection with the Pension Plan.  For purposes of determining the Five Annual Payments Option, mortality and interest shall be based on the mortality and interest assumptions used for determining an Actuarial Equivalent single sum cash settlement in the Pension Plan.

(c)           “Affiliate” means a Smurfit Group Company as defined in the Pension Plan as in effect from time to time.  A business entity is an Affiliate only while a member of such group.

(d)           “Annual Earnings” means a Participant’s basic annual salary, any compensation which the Participant elects to defer as a contribution under any program qualified under Sections 401(k) or 125 of the Code, and any award under the Smurfit-Stone Container Corporation Management Incentive Plan for any year, excluding “Premium Amounts” under any such plan.  Such award shall be included in Annual Earnings for the year in which the service is performed.

Annual Earnings shall not include deferred and acquisition bonuses when earned or paid; income from stock options and stock appreciation rights; payments or reimbursements of expenses; and incentive payments under (i) any long term incentive programs, or (ii) an employment contract.

Annual Earnings for 1988 shall be adjusted by subtracting therefrom any eligible compensation paid on January 1, 1988.

A Participant’s Annual Earnings during any period of disability (as defined in the Pension Plan or Universal Plan Document as applicable) shall be deemed to be his Annual Earnings during the calendar year next preceding the date he ceased active employment with the Employer or the average for the five years preceding the date of his disability, whichever is greater.

(e)           “Board” or “Board of Directors” means the Board of Directors of Smurfit-Stone Container Enterprises, Inc.

(f)            “Code” means the Internal Revenue Code of 1986.  Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

(g)           “Employer” means the Company and any Affiliate which has adopted the Supplemental Plan with the approval of the Board of Directors.

(h)           “Final Average Earnings” shall mean the average of a Participant’s highest five consecutive completed calendar years’ Annual Earnings (including the calendar year during which the Participant retires or terminates) received while accruing Years of Service during the ten completed calendar years counted in Years of Service prior to the first day on which a benefit becomes payable to the Participant under the Pension Plan, or the date on which he terminates employment with all Employers and Affiliates, if earlier.

(i)            “Normal Retirement Date” shall have the meaning ascribed to that phrase in the Pension Plan and Universal Plan Document as applicable as in effect from time to time.  In the event of termination of the Pension Plan, Normal Retirement Date shall mean the same as was defined in the Pension Plan on the date of termination of such plan.

(j)            “Participant” means a Participant in the Supplemental Plan on the Effective Date, and any individual who, on or after the Effective Date, is designated to participate in the Supplemental Plan by the Board.  An individual so designated will become a Participant on the day the Board approves that individual’s participation.  Notwithstanding the foregoing, an individual who is covered solely under the Universal Plan Document shall not be eligible to participate in the Supplemental Plan.  Exhibit A attached hereto sets forth a list of those individuals who are Participants, together with the date of Board approval.  The Board may terminate the participation of any Participant in the Supplemental Plan for any reason, or for no reason.  In addition, a Participant who terminates employment with all Employers and Affiliates terminates participation in the Supplemental Plan.  If a termination of participation occurs, other than by reason of the termination of the Supplemental Plan in accordance with Article VIII, the Participant’s Accrued Benefit calculated as of the date of termination shall be frozen, and will become payable in accordance with the provisions of Article III.

(k)           “Plan Year” means the 12-month period beginning each January 1 and ending on December 31 of that year.

(l)            “Pension Plan” shall mean the Smurfit-Stone Container Corporation Pension Plan for Salaried Employees Jefferson Smurfit Corporation Pension Plan for Salaried Employees document, as amended from time to time.

(m)          “Universal Plan Document” means the Smurfit-Stone Container Corporation Pension Plan for Salaried Employees Smurfit-Stone Container Corporation Universal Salaried Retirement Plan Document, as amended from time to time.

(n)           “Years of Service” means the greater of the continuous service used for benefit calculation purposes under the Pension Plan and Universal Plan Document as applicable, or the period of elapsed years and fractions thereof counted from the Participant’s date of hire up through and including the Participant’s date of termination of employment with all Employers and Affiliates.

ARTICLE III
BENEFITS

3.1                                 Normal Retirement Benefit.  The amount of Normal Retirement Benefit payable on the Participant’s Normal Retirement Date shall equal the Participant’s Accrued Benefit on that date and shall be payable in accordance with Section 3.4.

3.2                                 Late Retirement Benefit.  In the case of a Participant who works beyond his Normal Retirement Date, payment of benefits shall not commence until such Participant terminates employment with all Employers and Affiliates.  A Participant’s Late Retirement Date shall be the first of the month coincident with or next following the date the Participant terminates employment with all Employers and Affiliates following his Normal Retirement Date.  The amount of the Late Retirement Benefit payable on such Late Retirement Date shall equal the Participant’s Accrued Benefit on that date, and shall be payable in accordance with Section 3.4.

3.3                                 Early Retirement Benefit. A Participant who has attained age 55 and completed at least five Years of Service, or who has completed at least 25 Years of Service, and who terminates employment with all Employers and Affiliates before his Normal Retirement Date, shall receive benefits under the Supplemental Plan commencing on his Early Retirement Date. The amount of the Participant’s Early Retirement Benefit shall be equal to the sum of (a) and (b):

(a)                                   For service earned prior to January 1, 2007: the portion of the Participant’s Accrued Benefit determined under Section 2.1(a)(1), calculated as of his Normal Retirement Date, reduced by 5/12% (5% annually) for each full or partial month during which the Participant will receive payments from the Supplemental Plan which precedes: (1) the date on which he reaches his Normal Retirement Date, if he has less than 10 Years of Service; or (2) the date on which the Participant reaches age 62, if he has at least 10 Years of Service.

(b)           For service earned after December 31, 2006: Benefit determined under (a) based on service after December 31, 2006 and then prorated by the ratio of the early retirement benefit under the Universal Plan Document formula to the early retirement benefit under the Pension Plan had the formula not been changed to the Universal Plan Document formula.

The amount determined above shall be reduced by any benefit payable to the Participant under the terms of the Pension Plan and Universal Plan Document computed as of the Participant’s Early Retirement Date rather than the Participant’s Normal Retirement Date.

A Participant’s Early Retirement Date shall be the first day of the first month coincident with or next following the date on which the Participant terminates employment with all

Employers and Affiliates, provided the Participant has either completed at least 25 Years of Service or attained age 55 and completed at least five Years of Service.

The Early Retirement Date of a Participant who terminates employment with all Employers and Affiliates before age 55 and after completing at least 5 Years of Service but less than 25 Years of Service shall be the first day of the first month coincident with or next following the date on which the Participant attains age 55.

3.4                                 Time and Form of Payment.  Subject to the provisions of Section 3.5, the benefits payable under Sections 3.1, 3.2 and 3.3 of the Supplemental Plan shall, at the election of the Participant, be paid in any one of the following forms:

(a)           Life Only Option.  A Participant electing the Life Only Option shall receive equal monthly installments commencing on the first day of the first month following the Participant’s retirement, which payments shall terminate with the monthly payment coincident with or immediately preceding the death of the Participant.

(b)           Designated Survivor Option.  A Participant electing the Designated Survivor Option shall receive a reduced retirement benefit which will be paid in equal monthly installments commencing on the first day of the first month following the Participant’s retirement and continuing in the same amount up through and including the monthly payment which immediately precedes, or is coincident with, the Participant’s death.  If a designated beneficiary survives the Participant, payments will be further continued, with monthly installments paid to the surviving beneficiary in an amount equal to 50%, 66 2/3% or 100% of the amount of the monthly installment payable to the Participant during his lifetime, as elected by the Participant in accordance with the provisions of Section 3.5.  Equal monthly installments based on the percentage elected by the Participant shall continue to be paid to the designated beneficiary, and shall terminate with the monthly payment coincident with, or immediately preceding, the death of the designated beneficiary.  For this purpose, the designated beneficiary shall be the individual specified in writing by the Participant in accordance with Section 9.7.

(c)           Ten-Year Certain Option.  A Participant electing the Ten Year Certain Option shall receive a reduced retirement benefit which will be paid in equal monthly installments commencing on the first day of the first month following the Participant’s retirement and terminating with the monthly payment coincident with or immediately preceding the death of the Participant; provided, however, that if such death occurs within ten years of the date payments from the Supplemental Plan commenced, monthly installments will be continued until a total of the 120 monthly installments have been paid to the Participant and the beneficiary designated in accordance with the provisions of Section 9.7.  If the beneficiary so designated does not survive to receive all such installments, the Actuarial Equivalent lump sum value of the unpaid installments will be paid to the estate of the last to die of the Participant and such beneficiary.

(d)           Lump Sum Option.  A Participant electing the Lump Sum Option shall receive a single payment equal to the present value Actuarial Equivalent of the Participant’s Accrued Benefit.  Following payment of the Lump Sum Option, no further benefits shall be payable under the terms of the Plan.

(e)           Five Annual Payments Option.  A Participant electing the Five Annual Payments Option shall receive a single annual payment during each of five consecutive years.  Each annual payment shall be equal to the Actuarial Equivalent of the Participant’s benefit determined under Article III payable in 5 equal payments.  Following payment of the fifth such annual payment, no further benefits shall be payable under the terms of the Plan.  If the Participant’s death occurs prior to payment of five annual payments, the remainder of the annual payments shall be paid to the Participant’s beneficiary designated in accordance with Section 9.7.  If the beneficiary so designated does not survive to receive all such payments, the Actuarial Equivalent lump sum value of the remaining payments will be paid to the estate of the last to die of the Participant and such beneficiary.

3.5                                 Election of Payment Form.  Prior to each Participant’s retirement date, the Plan Administrator will provide an election form on which such individual shall indicate the form in which payment of his benefit should be made from the Supplement Plan.  The form of payment selected by the Participant may, but need not, be the same form of payment in which the Participant has elected to receive payment of his benefits from the Pension Plan and Universal Plan Document.  Regardless of the form of payment actually elected by the Participant, the Participant’s Accrued Benefit will be determined on the basis of the payment option described in Section 3.4(a), with the Actuarial Equivalent of such amount determined on the basis of the form of payment actually selected by the Participant.

Any election made by a Participant may be changed by filing a new election form with the Plan Administrator, but only if such election is received before the date on which payments to the Participant from the Supplemental Plan commence.  If the individual designated as the beneficiary by a Participant in accordance with Section 9.7 of the Supplemental Plan dies before payments from the Supplemental Plan commence, any election made in accordance with this Section 3.5 shall be automatically revoked.

If a Participant fails to make the election required by this Section 3.5, or if the beneficiary properly designated dies before payments from the Supplemental Plan commence, and no new beneficiary designation is made by the Participant, the Participant shall be deemed to have elected payment of his retirement benefit from the Supplemental Plan in the Life Only Option, as described in Section 3.4 (a), if he is not married on the date payments from the Supplemental Plan commence, and in the 50% Designated Survivor Option with his spouse as the beneficiary, as described in Section 3.4(b), if he is married on the date payments from the Supplemental Plan commence.

The preceding paragraphs of this Section 3.5 shall apply only to Participants who left the employ of all Employers and Affiliates prior to October 1, 2006.

The following paragraphs of this Section 3.5 shall apply only to Participants who are in the employ of an Employer or Affiliate on October 1, 2006.

A Participant who will have a benefit commencement date in 2007 must complete an election form no later than December 31, 2006 indicating the form in which payment of his benefit will be made from the Supplemental Plan.  A Participant who will have a benefit commencement date after 2007 must complete an election form no later than December 31, 2007 indicating the form in which payment of his benefit will be made from the Supplemental Plan.

Regardless of the form of payment actually elected by the Participant, the Participant’s Accrued Benefit will be determined on the basis of the payment option described in Section 3.4(a), with the Actuarial Equivalent of such amount determined on the basis of the form of payment actually selected by the Participant.

Any election made by a Participant may be changed by filing a new election form with the Plan Administrator, but only if such election is received before the due dates specified above for completion of the form.  When the due dates specified above have passed, the most-recently submitted election shall become irrevocable.

If a Participant fails to submit a valid election form on or before the applicable due date specified above, payment of his benefit from the Supplemental Plan shall be made in the form of a Lump Sum as described in Section 3.4(d).

3.6                                 Pre-Retirement Death Benefit.  If the Participant dies before retiring from the employ of all Employers and Affiliates, has at least five Years of Service or has attained age 65, the Participant’s beneficiary designated in accordance with Section 9.7 shall receive a Death Benefit equal to the benefit such beneficiary would have received if the Participant elected to receive payment of his benefit in accordance with Section 3.4(b) in the 50% form.  If a married Participant has not designated a beneficiary as provided under Section 9.7, his beneficiary for purposes of this Section 3.6 shall be understood to be his current lawful spouse.  If the Participant dies after reaching his Normal Retirement Date, the amount of the Death Benefit payable in accordance with this Section 3.6 will be determined as if he had retired and begun receiving payments on the day prior to his death.  If the Participant dies before reaching his Normal Retirement Date, the amount of the Death Benefits will be determined as if his employment with all Employers and Affiliates terminated on the date of his death, the Participant survived until his Normal Retirement Date, and died immediately.  However, the Participant’s beneficiary may elect to receive an actuarially reduced benefit prior to the Participant’s Normal

Retirement Date, provided that if the Participant did not have 25 Years of Service, such benefit may not commence earlier than the date on which the Participant would have attained age 55.

In any event, Death Benefits payable in accordance with this Section 3.6 shall be paid in equal monthly installments commencing as determined in the preceding paragraph and ending with the monthly payment coinciding with or next preceding the death of such beneficiary.

Any elections with regard to commencement of payments by a beneficiary shall be made in writing on a form satisfactory to the Plan Administrator and returned to the Plan Administrator.

Notwithstanding the foregoing,

(a)           In the case of a Participant whose employment with all Employers and Affiliates terminates after December 31, 2004 and before October 1, 2006, payment of the Death Benefit described above to such Participant’s beneficiary shall begin on the first day of the first month coincident with or next following the date on which the Participant died; provided that, in the case of a Participant who did not have 25 Years of Service, such benefit may not commence earlier than the first day of the month coincident or next following the date on which the Participant would have attained age 55. Payment shall be actuarially reduced for commencement prior to age 65 or age 62, as applicable.

(b)           In the case of a Participant who is in the employ of an Employer or Affiliate on October 1, 2006,

(i)            If the Participant is eligible for Early Retirement under Section 3.3 on the date of his death, the Death Benefit payable to such Participant’s beneficiary shall be a single lump sum payment that is the Actuarial Equivalent of the monthly payment that the beneficiary would have received if the Participant had commenced payment of his Supplemental Plan benefit in the 50% Form on the day before his death. Payment to the beneficiary shall be made as of the first day of the first month coincident with or next following the date on which the Participant died.

(ii)           If the Participant is not eligible for Early Retirement under Section 3.3 on the date of his death, the Death Benefit payable to such Participant’s beneficiary shall be a single lump sum payment that is the Actuarial Equivalent of the monthly payment that the beneficiary would have received if the Participant had survived to his Normal Retirement Date, commenced payment of his Supplemental Plan benefit in the 50% Form on his Normal Retirement Date and died immediately. Payment to the beneficiary shall be made as of the first day of the first month coincident with or next following the date on which the Participant died.

3.7                                 Payment Commencement Date for Specified Employee.  Notwithstanding any provision of the Supplemental Plan to the contrary, in the case of payment made to a Participant who is a “specified employee” as defined in Code Section 409A and the regulations and other official guidance issued thereunder, and as determined in accordance with procedures established by the Plan Administrator, on account of such Participant’s termination of employment for reasons other than death shall begin on the later of (a) the first day of the month coincident with or next following the date that is six months after the date of such Participant’s termination of employment with the Employer and all Affiliates and (b) the commencement date otherwise specified in this Plan.

ARTICLE IV
VESTING

4.1                                 Vesting.  A Participant’s right to receive benefits under the Supplemental Plan shall become nonforfeitable, subject to the provisions of Article V, upon the Participant’s completion of five Years of Service, or upon the Participant’s attainment of age 65.  If one of the conditions described in the previous sentence has not been satisfied at the time the individual’s employment with all Employers and Affiliates is terminated, then such Participant shall forfeit the right to receive any benefit under the Supplemental Plan.  Notwithstanding the foregoing provisions of this Section 4.1, but subject to the acceleration permitted in Section 4.2, a Participant listed on Exhibit B attached hereto will be vested in one-third of his Accrued Benefit for each of the first three years of participation in the Supplemental Plan, provided he has at least five Years of Service.

4.2                                 Acceleration.  Notwithstanding anything herein contained to the contrary, the Plan Administrator may, at its discretion, at any time accelerate the vesting of any Participant in his benefits under the Supplemental Plan, in whole or in part.

ARTICLE V
SOURCES OF PAYMENTS

Benefits payable under the Supplemental Plan shall be paid by the respective Employer of each Participant out of its general assets.  Obligations to pay benefits due Participants under the Supplemental Plan shall be the obligation of the respective Employers and not the obligation of the Company or any other entity that is a shareholder of an Employer.  A Participant shall not have any rights with respect to benefits under the Supplemental Plan other than the unsecured right to receive payments from his Employer as provided herein.  An Employer shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligation hereunder.  Any benefit payable in accordance with the terms of this Supplemental Plan shall not be represented by a note or any evidence of indebtedness other than the promises contained in the Supplemental Plan.

If any Participant is entitled to receive a benefit from this Supplemental Plan as the result of employment with more than one of the Employers, then each such Employer shall pay that portion of the benefit payable from the Supplemental Plan that bears the same ratio to the total benefit payable from the Supplemental Plan as the Pension Plan and Universal Plan Document benefit accrued by such Participant while in the employment of such Employer bears to the total benefits accrued under the Pension Plan and Universal Plan Document; provided, however, that the portion of a Participant’s benefit payable under the Supplemental Plan attributable to service with an Employer (or Employers) which is no longer a member of the controlled group that includes Smurfit-Stone Container Enterprises, Inc. as defined in Section 414(b), (c) and (m) of the Code, or by an Affiliate which is not an Employer, at the time such individual terminates employment with all members of such group, shall be paid by the Company.

ARTICLE VI
PLAN ADMINISTRATOR

The Supplemental Plan shall be administered by the same Committee appointed by the Company to be Plan Administrator of the Pension Plan.  The Plan Administrator so appointed shall have all of the authority, rights and duties to administer the Supplemental Plan as is assigned to the Committee to administer the Pension Plan; provided, however, that such Committee may adopt such rules as it may deem necessary, desirable and appropriate to administer the Supplemental Plan.  The decisions of the Committee, including but not limited to interpretations and determinations of amounts due under the Supplemental Plan, shall be final and binding on all parties.

ARTICLE VII
NONALIENATION OF BENEFITS

The interest of Participants and their beneficiaries under the Supplemental Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered.  Any attempt by a Participant, his beneficiary, or any other person to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.  An Employer may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated or encumbered.  Additionally, the benefits which a Participant may accrue under this Supplemental Plan are not subject to the terms of any domestic relations order (as that term is defined in Section 414(q) of the Code) with respect to any Participant, nor shall the Plan Administrator, the Company, or any Employer be required to comply with the terms of such order in connection with this Supplemental Plan.

ARTICLE VIII
AMENDMENT AND TERMINATION

The Company reserves the right to amend, alter or discontinue this Supplemental Plan at any time.  Such action may be taken by any officer of the Company who has been duly authorized by the Board of Directors to perform acts of such kind.  A Participant’s Accrued Benefit earned as of the time of any change shall not be reduced; a reduction in the Pension Plan formula shall be reflected proportionately on a prospective basis in the Supplemental Plan.  Regardless of the termination of this Supplemental Plan, those Participants who have earned a right to an Accrued Benefit in accordance with Section 4.1 or whose payment of benefits hereunder has already commenced in accordance with Article III, and only those individuals (or their beneficiary), shall be entitled to benefits hereunder, until the total amount due them as determined under the Supplemental Plan has been paid in full.

ARTICLE IX
GENERAL PROVISIONS

9.1                                 Facility of Payment.  When a person entitled to a distribution under the Supplemental Plan is under a legal disability, or, in the opinion of the Plan Administrator, is in any way incapacitated so as to be unable to manage his financial affairs, the Plan Administrator may direct that the distribution to which such person otherwise would be entitled shall be made to such person’s legal representative(s) or to a relative or friend of such person for such person’s benefit, or the Plan Administrator may direct the application of such distribution for the benefit of such person in such manner as the Plan Administrator considers advisable.  Any payment made in good faith in accordance with provisions of this Section 9.1 shall be a complete discharge of any liability for the making of such payment under the provisions of the Supplemental Plan.

9.2                                 Plan Not a Contract of Employment.  The Supplemental Plan does not constitute a contract of employment, and participation in the Supplemental Plan will not give any Participant the right to be retained in the employment of any of the Employers.

9.3                                 Construction of Terms.  Words of gender shall include persons and entities of any gender, the plural shall include the singular, and the singular shall include the plural.  Section headings exist for reference purposes only, and shall not be construed as part of the Supplemental Plan.

9.4                                 Successors.  The provisions of the Supplemental Plan shall be finding upon the Employers and their successors and assigns and upon every Participant and his heirs, beneficiaries, estates and legal representatives.

9.5                                 Required Notification to Plan Administrator.  Each Participant entitled to benefits hereunder shall file with the Plan Administrator from time to time in writing his post office address and each change of post office address, and any check representing payment hereunder and any communication addressed to a Participant or a former Participant hereunder at his last address filed with the Plan Administrator, or if no such address has been filed, then at his last address as indicated on the records of the Company shall be binding on such person for all purposes of the Supplemental Plan, and neither the Plan Administrator nor the Company nor any Employer or other payor shall be obliged to search for or ascertain the location of any such person.  If the Plan Administrator for any reason is in doubt as to the address of any Participant entitled to benefits hereunder or as to whether benefit payments are being received by the person entitled thereto, it shall, by registered mail addressed to the person concerned at his address last known to the Plan Administrator, notify such person that:

(i)            All unmailed and future retirement income payments shall be henceforth withheld until he provides the Plan Administrator with evidence of his continued life and his proper mailing address; and

(ii)           His right to any retirement income whatsoever shall, at the option of the Plan Administrator, be canceled forever, if, at the expiration of five years from the date of such mailing, he shall not have provided the Plan Administrator with evidence of his continued life and his proper mailing address.

9.6                                 Required Information to Plan Administrator.  Each person entitled to benefits hereunder shall furnish to the Plan Administrator such information as the Plan Administrator may reasonably require for purposes of administering the Supplemental Plan, and the provisions of the Supplemental Plan respecting any payments hereunder are conditional upon such person furnishing promptly such true, full and complete information as the Plan Administrator may require.  Each person entitled to benefits hereunder will submit proof of his age to the Plan Administrator at such time as required by the Plan Administrator.  The Plan Administrator will, if such proof of age is not submitted as required, use as conclusive evidence thereof such information as is deemed by it to be reliable, regardless of the lack of proof, or  the misstatement of the age of person entitled to benefits hereunder, by the Participant or otherwise.  Any notice or information which, according to the terms of the Plan or the rules of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Company at

Smurfit-Stone Container Corporation
8182 Maryland
St. Louis, Missouri  63105

9.7                                 Designation of a Beneficiary.  Each Participant shall specifically designate, by name, on forms provided by the Administrator, the beneficiary who shall receive any benefits which might be payable after his death.  Such designation may be made at any time satisfactory to the Administrator.  A designation of a beneficiary may be changed or revoked without the consent of the beneficiary at any time or from time to time in such manner as may be provided by the Company, and the Company shall have no duty to notify any person designated as a beneficiary of any change in any such designation which might affect such person’s present or future rights hereunder.  If no designated beneficiary survives the Participant, the Participant’s beneficiary shall be his estate.

9.8                                 Claims Procedure.

(a)           Each person eligible for a benefit under the Plan will make a claim for his or her benefit by submitting an appropriate form to the Plan Administrator.  Each such person will also furnish the Plan Administrator with such documents, evidence, data, or information in support of his or her claim as the Plan Administrator considers necessary or desirable.

(b)           If the Plan Administrator determines that a claim for benefits should be denied in whole or in part, the Plan Administrator will, in writing, notify the claimant within 90 days (180 days if special circumstances require) of receipt of such claim that his or her claim has been denied.  The notice of denial will be written in a manner calculated to be understood by the claimant and will include the following information: (i) the specific reason or reasons for the denial; (ii) reference to the specific Plan provisions on which denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why the material or information is necessary; and (iv) a description of the Plan’s review procedures, the time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the denial of his or her claim on review.

(c)           If a claim for benefits is denied, the claimant, or his or her authorized representative, may request a review by the Plan Administrator of the decision denying the claim by filing a written notice with the Plan Administrator within 60 days after receipt of the notice from the Plan Administrator denying such claim.  The claimant may submit written comments, documents, records and other information relating to his or her claim, whether or not those comments, documents, records or other information were submitted in connection with the initial claim.  The claimant may also request that the Plan provide, free of charge, copies of all documents, records or other information relevant to his or her claim.  If the claimant fails to request such a review within such 60 day period, it will be conclusively determined for all purposes of this Plan that the denial of such claim by the Plan Administrator is correct.  After such review, the Plan Administrator will determine whether the denial of the claim was correct and will notify the claimant in writing of its determination within 60 days of receipt of the claimant’s request for review (120 days if special circumstances require).  In the case of a claim denied on review, the notice will be written in a manner calculated to be understood by the claimant and will include the following information: (A) the specific reason or reasons for the denial; (B) reference to the specific Plan provisions on which denial is based; (C) a statement that the claimant is entitled to receive, upon written request and free of charge, reasonable access to and copies of all documents, records and other information relevant to his or her claim for benefits; and (D) a statement of any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about the procedures and to bring a civil action under Section 502(a) of ERISA.

9.9                                 Official Actions.  Any action required to be taken by the Board of Directors pursuant to the Supplemental Plan may be performed by any person or persons, including a committee, to which the Board of Directors has delegated the authority to take actions of that kind.  Whenever under the terms of this Supplemental Plan any other corporation is permitted or required to take some action, such action may be taken by an officer of the corporation who has been duly authorized by the board of directors of such corporation to take actions of that kind.

9.10                           Controlling State Law.  To the extent not superseded by the laws of the United States, the laws of the State of Missouri shall be controlling in all matters relating to the Supplemental Plan.

9.11                           Severability.  In case any provision of the Supplemental Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Supplemental Plan, and the Supplemental Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

IN WITNESS WHEREOF, SMURFIT-STONE CONTAINER ENTERPRISES, INC. has adopted the foregoing instrument this 2nd day of October, 2006.

SMURFIT-STONE CONTAINER ENTERPIRSES, INC.

/s/ Charles A. Hinrichs
By: Charles A. Hinrichs
ATTEST:
/s/ Craig A. Hunt
Craig A. Hunt